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                                                                     Exhibit 4.3

                         THIRD SUPPLEMENTAL INDENTURE

     THIRD SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), dated as of May 6, 1997, between EXIDE CORPORATION, a Delaware corporation (the "Company"), and THE BANK OF NEW YORK, a New York banking corporation (the "Trustee").

                                  WITNESSETH:

     WHEREAS, in accordance with Section 9.2 of the Indenture, relating to the 12 1/4 % Senior Subordinated Deferred Coupon Debentures due 2004 of the Company, dated as of December 17, 1992, between the Company and the Trustee, as amended on January 3, 1995 and January 16,1996 (the "Indenture"), the Trustee, the Company and the Holders of a majority in principal amount at maturity of the Securities outstanding as of the date hereof desire to amend certain terms of the Indenture as described below; and

     WHEREAS, the Company has solicited consents from the Holders to the amendments contained in this Supplemental Indenture (the "Solicitation") and the Company has received consents from Holders of a majority in principal amount at maturity of the Securities outstanding as of the date hereof; and

     WHEREAS, concurrent with the Solicitation, the Company has offered to purchase for cash on certain terms and conditions any and all of the outstanding Securities from the Holders thereof (the "Offer"); and

     WHEREAS, it is intended that this Supplemental Indenture become effective upon acceptance for purchase by the Company pursuant to the Offer of the Securities tendered into the Offer (the "Acceptance Date"); and

     WHEREAS, all things necessary to make this Supplemental Indenture a valid supplement to Indenture according to its terms and the terms of the Indenture have been done:

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1 Certain Terms Defined in the Indenture. All capitalized terms used herein without definition herein shall have the meanings ascribed thereto in the Indenture.

     SECTION 2 Deletion of Certain Definitions. The following definitions in
Section 1.1 of the Indenture are hereby deleted in their entirety:

               Acquired Indebtedness
               Average Life
               Operating Lease
               Permitted Liens
               Plan
               Principal Property
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               Restricted Payments
               Series B Stock
               Series C Stock
               Series D Stock

     SECTION 3 Amendment of Certain Definitions. The following definitions in
Section 1.1 of the Indenture shall be amended as indicated:

     (A) Adjusted Consolidated Net Income. The text of clause (ii) of the definition of Adjusted Consolidated Net Income shall be deleted in its entirely.

     (B) Investment. The following words shall be deleted in the eleventh and twelfth lines of the definition of Investment: "and Section 4.4 of this Indenture".

     (C) Redeemable Stock. The following words shall be inserted in the eighteenth and last lines of the definition of Redeemable Stock after the word Indenture in both such lines: "as originally adopted and prior to any amendment thereto".

     (D) Refinancing. The following words shall be inserted in the sixth line of the definition of Refinancing after the word Indenture: "as originally adopted and prior to any amendment thereto".

     (F) Senior Indebtedness. In the fifteenth line of the definition of Senior Indebtedness, the words "this Section 1.1" shall be deleted and replaced by the following words: "Section 1.1 of this Indenture as originally adopted and prior to any amendment thereto".

     (G) Transaction Date. In the fourth and fifth lines of the definition of Transaction Date, the words "and, with respect to any Restricted Payment, the date such Restricted Payment is to be made" shall be deleted.

     SECTION 4 Deletion of Certain Covenants. The text of Sections 4.3 (Limitation on Indebtedness), 4.4 (Limitation on Restricted Payments), 4.5 (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries), 4.6 (Limitation on Issuance of Capital Stock of Restricted Subsidiaries), 4.7 (Limitation on Transactions with Shareholders and Affiliates), 4.8 (Limitation on Liens) and 4.9 (Limitation on Senior Subordinated Indebtedness) of the Indenture is hereby deleted in its entirety.

     SECTION 5 Effectiveness. This Supplemental Indenture shall become effective upon the Acceptance Date.

     SECTION 6 Governing Law. This Supplemental Indenture shall be governed by the laws of the State of New York.

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     SECTION 7  Counterparts.  This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                                   *   *   *

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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the date first above written.

                                        EXIDE CORPORATION

                                        By: /s/ Catherine B.  Hnatin
                                            ------------------------------
                                            Title:

                                        By: /s/ Stephen D. Kovacs
                                            ------------------------------
                                            Title:





                                        THE BANK OF NEW YORK

                                        By: /s/ Mary Jane Morrissey
                                            ------------------------------
                                            Title:  MARY JANE MORRISSEY
                                                       VICE PRESIDENT